UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 7, 2010

CPI INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51928	75-3142681
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Hansen Way, Palo Alto, CA		94303-1110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 846-2900

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On September 7, 2010, CPI International, Inc. (“CPI”), Comtech Telecommunications Corp. (“Comtech”) and its wholly owned subsidiary Angels Acquisition Corp. (“Merger Sub”) entered into a Termination and Release Agreement (“Termination Agreement”) pursuant to which CPI, Comtech and Merger Sub mutually terminated the parties’ Agreement and Plan of Merger, dated May 8, 2010 (“Merger Agreement”).  Pursuant to the terms of the Termination Agreement, CPI has paid Comtech the sum of $15 million and all of the parties’ rights and obligations under the Merger Agreement have been terminated.

By letter dated July 22, 2010, the board of directors of CPI had notified Comtech that it intended to change its recommendation with respect to the adoption of the Merger Agreement due to the significant decline in Comtech’s stock price immediately after Comtech’s announcement on July 21, 2010 that Comtech was not selected as the program manager and vendor for the Force XXI Battle Command Brigade and Below, Blue Force Tracking 2 (FBCB2-BFT-2) program.

On July 26, 2010, Comtech proposed in writing to the CPI board of directors to amend the Merger Agreement to offer $16.40 per share in cash for each share of CPI common stock.

Subsequent to that time, CPI made a number of counterproposals to Comtech over a period of several weeks.  These proposals included a proposal that Comtech pay $18 per share in cash for the CPI common stock, or alternatively, that Comtech pay approximately $17.10 per share in cash for the CPI common stock and permit CPI to pay a dividend to its stockholders of certain excess cash amounts held by CPI.  In addition, CPI explored a proposal whereby all stockholders could elect to receive either approximately $17.60 in cash or a mix of stock and cash with a value of approximately $16.66 at the time of signing, with an overall cost of $17.10 per share at the time of signing.

Also, because the Department of Justice had issued a request for additional information and documentary material (referred to as a second request) CPI requested that changes be made to certain of the regulatory closing conditions in connection with the Merger Agreement in order to increase the certainty that closing would occur.

All of these proposals were rejected by Comtech.  During these discussions Comtech withdrew its $16.40 proposal.

On August 23, 2010, Comtech sent CPI a letter in which Comtech expressed its view that the CPI board of directors should not change its recommendation with respect to the Merger Agreement and that CPI should proceed with the consummation of the proposed merger under the original terms.  Based on the Comtech stock price at that time, the value of the consideration that CPI stockholders would have received under the Merger Agreement would have been $13.87 per share of CPI common stock.

At that point, the CPI board of directors determined that it was advisable to change its recommendation with respect to the Merger Agreement.  Pursuant to the terms of the Merger Agreement, a change of recommendation by the CPI board of directors would have permitted Comtech, at its sole option, to terminate the Merger Agreement at any time and receive a $15 million termination fee.  As a result, the CPI board of directors determined that it was advisable to enter into discussions exploring the possibility of terminating the Merger Agreement in exchange for a termination fee without a formal change of recommendation.

These discussions resulted in the parties entering into the Termination Agreement.

The foregoing summary of the Termination Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, the Termination Agreement, which is attached as Exhibit 2.1 hereto.

A copy of the press release announcing the Termination Agreement is filed herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

2.1	Termination and Release Agreement, dated as of September 7, 2010, among Comtech Telecommunications Corp., Angels Acquisition Corp., and CPI International, Inc.
99.1	Joint press release of CPI International, Inc. and Comtech Telecommunications Corp. dated September 7, 2010

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SIGNATURE

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI INTERNATIONAL, INC.
(Registrant)

Date: September 9, 2010                                                                                By:                       /s/ Joel A. Littman
Joel A. Littman
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Termination and Release Agreement, dated as of September 7, 2010 among Comtech Telecommunications Corp., Angels Acquisition Corp., and CPI International, Inc.
99.1	Joint press release of CPI International, Inc. and Comtech Telecommunications Corp. dated September 7, 2010

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